UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2013

BCSB Bancorp, Inc.

(Exact Name Of Registrant As Specified In Charter)

Maryland	0-53163	26-1424764
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4111 E. Joppa Road, Suite 300, Baltimore, Maryland 21236

(Address Of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (410) 256-5000

Not Applicable

(Former Name Or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On July 26, 2013, BCSB Bancorp, Inc. (the “Company”) announced its unaudited financial results for the three and nine months ended June 30, 2013. For more information, reference is made to the Company’s press release dated July 26, 2013, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

Item 8.01	Other Events

The attached press release may by considered soliciting material pursuant to Rule 14a-12 under the Securities Exchange Act of 1934, as amended (17CFR 240.14a-12).

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	The following exhibit is furnished herewith:

Exhibit 99.1	Press Release dated July 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCSB BANCORP, INC.

Date: July 26, 2013	By:	/s/ David M. Meadows
David M. Meadows
Executive Vice President, Chief Operating Officer,
General Counsel and Secretary

Exhibit 99.1

PRESS RELEASE

FOR RELEASE JULY 26, 2013 AT 4:00 P.M.

For More Information Contact

David M. Meadows

(410) 248-1121

BCSB Bancorp, Inc.

Baltimore County Savings Bank

BCSB BANCORP, INC. REPORTS RESULTS FOR THE THIRD QUARTER ENDED

JUNE 30, 2013

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, reported net income of $436,000, or $0.14 per basic and diluted share, for the three month period ended June 30, 2013, which represents the third quarter of its 2013 fiscal year, as compared to net income of $368,000, or $0.11 per basic and diluted share, for the three months ended June 30, 2012. On June 14, 2013, the Company also announced that it entered into an Agreement and Plan of Merger with F.N.B. Corporation (“F.N.B.”), whereby the Company will merge with and into F.N.B. Also, the Company’s subsidiary bank, Baltimore County Savings Bank, will merge with and into F.N.B.’s subsidiary bank, First National Bank of Pennsylvania. The mergers are expected to close during the first quarter of calendar year 2014.

Net income for the nine months ended June 30, 2013 was $1,378,000, or $0.44 per basic share and $0.43 per diluted share, as compared to net income of $1,404,000, or $0.45 per basic share and $0.44 per diluted share for the nine months ended June 30, 2012.

During the three and nine months ended June 30, 2013, earnings were favorably impacted by increases in non-interest income as compared to the same periods in the prior fiscal year primarily due to gain on sale of a branch building during 2013, combined with Other Than Temporary Impairment charges incurred during the same period in 2012. Deposits from the closed branch were consolidated with another existing location. During the three months ended June 30, 2013, earnings also increased in part due to a decrease in the provision for loan losses and, during the nine months ended June 30, 2013, earnings were favorably impacted by an increase in net interest income. Earnings for the three and nine months ended June 30, 2013 were negatively impacted by increases in non-interest expenses, primarily due to merger-related costs totaling approximately $280,000. During the three months ended June 30, 2013, earnings were reduced by a moderate decrease in net interest income.

President and Chief Executive Officer Joseph J. Bouffard commented, “During the past three months, we have improved profitability and executed several major transactions, all considered by our management and Board of Directors to be very positive for the Company and our shareholders. As stated above, we entered into a business combination agreement with F.N.B. We repurchased for $1,442,000 from the U.S. Treasury a TARP-related stock warrant to purchase 183,465 shares of the Company’s common stock, which equals a purchase price of approximately $7.85 per share. As a result, we have now completely exited the TARP Capital Purchase Program without having to raise any additional capital, which would have been dilutive to our shareholders. We also sold a building previously operated as a branch office, resulting in a pretax gain of approximately $114,000. And we have entered into contracts to dispose of nearly $900,000 of foreclosed real estate, which will impact our NPAs in a favorable way. We are pleased to be able to report these very positive developments and appreciate your continued support.”

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

F.N.B. Corporation will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”). The registration statement will include a proxy statement/prospectus and other relevant documents with the SEC in connection with the merger.

SHAREHOLDERS OF BCSB BANCORP, INC. ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials (when they become available), and any other documents F.N.B. and BCSB Bancorp, Inc. have filed with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents F.N.B. has filed with the SEC by contacting James Orie, Chief Legal Officer, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, PA 16148, telephone: (724) 983-3317 and free copies of the documents BCSB Bancorp, Inc. has filed with the SEC by contacting Joseph J. Bouffard, President and Chief Executive Officer, BCSB Bancorp, Inc., 4111 East Joppa Road, Baltimore, MD 21236, telephone: (410) 256-5000.

F.N.B. and BCSB Bancorp, Inc. and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from BCSB Bancorp, Inc. shareholders in connection with the proposed merger. Information concerning such participants’ ownership of BCSB Bancorp, Inc. common shares will be set forth in the proxy statement/prospectus relating to the merger when it becomes available. This communication does not constitute an offer of any securities for sale.

FORWARD-LOOKING STATEMENT

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.

Consolidated Statements of Financial Condition

(Unaudited)

	June 30, 2013	September 30, 2012
	(in thousands)
ASSETS
Cash equivalents and time deposits	$39,225	$50,924
Investment Securities, available for sale	4,726	4,628
Loans Receivable, net	316,324	335,616
Mortgage-backed Securities, available for sale	234,130	213,563
Foreclosed Real Estate	3,768	1,674
Premises and Equipment, net	10,049	10,288
Bank Owned Life Insurance	17,352	16,869
Other Assets	12,348	11,537

Total Assets	$637,922	$645,099

LIABILITIES
Deposits	$560,464	$566,356
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	8,821	6,593

Total Liabilities	586,296	589,960
Total Stockholders’ Equity	51,626	55,139

Total Liabilities & Stockholders’ Equity	$637,922	$645,099

Consolidated Statements of Operations

(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2013	2012	2013	2012
	(in thousands except per share data)		(in thousands except per share data)

Interest Income	$5,908	$6,392	$18,606	$19,607
Interest Expense	1,266	1,667	4,091	5,351

Net Interest Income	4,642	4,725	14,515	14,256
Provision for Loan Losses	150	300	1,100	900

Net Interest Income After Provision for Loan Losses	4,492	4,425	13,415	13,356
Total Non-Interest Income	699	349	2,031	1,964
Total Non-Interest Expenses	4,519	4,192	13,324	13,170

Income Before Income Tax Expense	672	582	2,122	2,150
Income Tax Expense	236	214	744	746

Net Income	$436	$368	$1,378	$1,404

Basic Net Income Per Share	$0.14	$0.11	$0.44	$0.45

Diluted Net Income Per Share	$0.14	$0.11	$0.43	$0.44

	Three Months ended June 30,		Nine Months ended June 30,
	2013	2012	2013	2012

Return on Average Assets (Annualized)	0.27%	0.23%	0.29%	0.29%
Return on Average Equity (Annualized)	3.12%	2.76%	3.27%	3.55%

Interest Rate Spread	3.12%	3.16%	3.20%	3.20%
Net Interest Margin	3.14%	3.18%	3.23%	3.23%

Efficiency Ratio	84.61%	82.62%	80.53%	81.20%
Ratio of Average Interest Earning Assets/Interest Bearing Liabilities	102.13%	102.49%	103.33%	102.23%

Tangible Book Value

(Unaudited)

	At June 30, 2013	At September 30, 2012	At June 30, 2012
	(Dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders’ equity	$51,626	$55,139	$53,376
Less: Intangible assets	(28)	(37)	(40)

Tangible common equity	$51,598	55,102	$53,336

Outstanding common shares	3,189,668	3,188,655	3,188,655

Tangible book value per common share (1)	$16.18	$17.28	$16.73

(1)

Tangible book value provides a measure of tangible equity on a per share basis. It is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and, as such, is considered to be a non-GAAP financial measure. Management believes the presentation of Tangible book value per share is meaningful supplemental information for shareholders. We calculate Tangible book value per common share by dividing tangible common equity by common shares outstanding, as of period end. The decline in equity and book value per common share during the 2013 fiscal year is primarily attributable to a decrease in market values of the Company’s mortgage-backed securities portfolio due to recent interest rate increases. Unrealized gains and losses on such securities are reflected in Stockholders’ Equity through Accumulated Other Comprehensive Income. To a lesser extent, the Company’s repurchase of its TARP related stock warrant from the U.S. Treasury also contributed to the decrease.

Allowance for Loan Losses

(Unaudited)

	Three Months ended June 30,		Nine Months ended June 30,
	2013	2012	2013	2012
	(Dollars in thousands)		(Dollars in thousands)

Allowance at Beginning of Period	$5,543	$5,378	$5,470	$4,768
Provision for Loan Losses	150	300	1,100	900
Recoveries	31	19	70	48
Charge-Offs	(55)	(448)	(971)	(467)

Allowance at End of Period	$5,669	$5,249	$5,669	$5,249

Allowance for Loan Losses as a Percentage of Gross Loans	1.76%	1.52%	1.79%	1.52%

Allowance for Loan Losses as a Percentage of Nonperforming Loans	39.8%	25.3%	39.8%	25.3%

Non-Performing Assets

(Unaudited)

	At June 30, 2013	At September 30, 2012	At June 30, 2012
	(Dollars in thousands)

Nonaccrual Loans:
Commercial	$4,773	$10,545	$12,274
Residential Real Estate (1)	3,347	2,600	7,156
Consumer	—	—	—

Total Nonaccrual Loans (2)	8,120	13,145	19,430
Accruing Troubled Debt Restructurings	6,131	6,647	1,316

Total Nonperforming Loans	14,251	19,792	20,746
Nonperforming Foreclosed Real Estate (3)	3,259	1,674	1,457

Total Nonperforming Assets	$17,510	$21,466	$22,203

Nonperforming Loans to Gross Loans Receivable	4.43%	5.90%	6.09%

Nonperforming Assets to Total Assets	2.74%	3.33%	3.46%

(1)	Includes residential owner occupied properties and residential rental investor properties.
(2)	Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable. Also included in this category at June 30, 2013 is $108,000 in Troubled Debt Restructurings. Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period. As of June 30, 2013, the Company had a total of $6.2 million in Troubled Debt Restructurings, $6.1 million of which were accounted for on an accrual basis for interest income.
(3)	Regulatory guidance provides that residential rental foreclosed real estate with leases in place and demonstrated cash flow generating a reasonable rate of return generally is not considered to be a classified asset. As of June 30, 2013, the Company has identified $508,000 in foreclosed real estate meeting these criteria. Accordingly, this amount has been excluded from nonperforming assets.